Exhibit 10.27
Mr. Issachar Ohana
Subject: International Assignment
Dear Issachar,
     We are delighted to offer you the opportunity to transfer to our team at ParthusCeva (U.S) Inc. This contract will amend your current contract with ParthusCeva Ltd dated November 1st 2002 as per the following.
     This letter will confirm our offer of transfer to you.

Position:	VP Sales Worldwide

Reporting To:	Chet Silvestri, CEO

Place of Work:	San Jose, California. However, in the course of your position you will be required to travel worldwide.

Salary:	Your base salary will be increased to $200,000 per annum effective 1st September, 2003.

Commission:	Your commission payments will be as per your previous agreement for 2003. However, for 2004 your new commission agreement will reflect a target incentive of $100,000 per year.

Relocation:	The Company will provide you will the following relocation assistance:

• A monthly housing rental allowance of up to $4000.

• Up to maximum of two trips per annum home leave for you and your family (air travel, lodging and car).

•   The company will pay one-month rental of car before departure from Israel and pay 2 car rentals for 2 month on arrival in SJ. The company also agrees to pay one-month rental of property before you depart for the US and 2 months on arrival to CA.

• A once off relocation grant of $25,000 to cover costs incurred in relocating.

• Air travel for the employee and all immediate family to and from the US when starting and finishing this assignment.

• The transfer and insurance of personal effects from Israel to the US up to a maximum of 30 cubic feet container each way.

     If you leave the company within six months of transferring to the US you must reimburse the company all of the above costs. Any reimbursement will be prorated. However, in the event of your employment being terminated without cause, or you are unable to obtain a green card, then the company will pay the full cost of relocating back to Israel.

Citizenship:	The Company will agree to fund the legal costs of obtaining a green card.

Stock options:	No changes will be made to your current stock option grant and vesting will continue as normal.

Benefits Program:	The Company currently maintains medical/dental/vision, life insurance and long term-disability policies for employees and eligible dependants.

Termination of	As in section 4 in your current employment contract
with
Employment Period:	ParthusCeva Ltd. dated November 1st, 2002.

Effect of	As in current employment contract with
ParthusCeva Ltd
Termination:	dated November 1st, 2002.
     If the foregoing is acceptable to you, I would appreciate your signing a copy of this indicated to signify your acceptable and return to me asap.
     Yours sincerely,
Annette Kennedy,
VP Human Resources
     The above terms and conditions agreed to:

Signed:	/s/ Issachar Ohana	Date:	July 22, 2003
Issachar Ohana

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